Exhibit 99.1

FOR:	Jarden Corporation

CONTACT:	Martin E. Franklin
Chairman and
Chief Executive Officer
914-967-9400

Investor Relations:
Cara O’Brien/Melissa Myron
Press: Evan Goetz/Melissa Merrill
Financial Dynamics
FOR IMMEDIATE RELEASE	212-850-5600

Jarden Reports 2006 First Quarter Results

RYE, N.Y., May 4, 2006 — Jarden Corporation (NYSE: JAH) today reported its financial results for the quarter ended March 31, 2006.

For the quarter ended March 31, 2006, net sales increased 52% to $792 million compared to $521 million for the same period in the previous year. Net income was $5.7 million, or $0.09 per diluted share, for the quarter ended March 31, 2006, compared to a net loss of $22.0 million, or ($0.51) per common share, in the first quarter of 2005. On a non-GAAP basis, as adjusted net income was $15.8 million, or $0.24 per diluted share, for the quarter ended March 31, 2006, compared to $15.8 million, or $0.25 per diluted share, in the first quarter of 2005. Please see the schedule accompanying this release for the reconciliation of GAAP to non-GAAP net income and diluted earnings per share. Current year amounts include the results of operations from the American Household and Holmes Group businesses, which were acquired in January 2005 and July 2005, respectively.

Martin E. Franklin, Chairman and Chief Executive Officer, commented, “I am delighted that all of our businesses have started 2006 on such a positive note and that the steps we took in the fourth quarter to integrate our recent acquisitions delivered tangible benefits. Specifically, our strong organic sales growth helped to fuel improved profitability and deliver better than anticipated as adjusted net income and earnings per share, by partially offsetting the first quarter dilutive impact of the Holmes transaction, foreign exchange movements, and raw material cost increases.”

Mr. Franklin continued, “The integration process within our Consumer Solutions business is proceeding well and we were able to realize synergies from this restructuring faster than originally budgeted. Our new product development pipeline is starting to drive margin expansion and the growth in our businesses more than offset any inventory reduction initiatives at some of our customers. We look forward to the rest of 2006 with renewed optimism. The macro environment remains volatile, particularly on the raw material and energy cost side, but we believe that overall sales and margins are tracking to put us in a position to meet our financial goals in 2006, as well as our overall three year financial targets.”

The Company will be holding a conference call at 9:45 a.m. (EDT) today, May 4, 2006, to further discuss its results and respond to questions. The call will be accessible via a webcast through the Company’s website at http://www.jarden.com and will be archived online until May 18, 2006.

Jarden Corporation is a leading provider of niche consumer products used in and around the home. Jarden operates in three primary business segments through a number of well recognized brands, including: Branded Consumables: Ball(R), Bee(R), Bicycle(R), Crawford(R), Diamond(R), First Alert(R), Forster(R), Hoyle(R), Kerr(R), Lehigh(R), Leslie-Locke(R) and Loew-Cornell(R); Consumer Solutions: Bionaire(R), Crock-Pot(R), FoodSaver(R), Harmony(R), Health o meter(R), Holmes(R), Mr. Coffee(R), Oster(R), Patton(R), Rival(R), Seal-a-Meal(R), Sunbeam(R), VillaWare(R) and White Mountain(TM); and Outdoor Solutions: Campingaz(R) and Coleman(R). Headquartered in Rye, N.Y., Jarden has over 17,500 employees worldwide. For more information, please visit http://www.jarden.com.

Note: This news release contains “forward-looking statements” within the meaning of the federal securities laws and is intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s repurchase of shares of common stock from time to time under the Company’s stock repurchase program, the outlook for Jarden’s markets and the demand for its products, earnings per share, future cash flows from operations, future revenues and margin requirement and expansion, the success of new product introductions, growth in costs and expenses and the impact of acquisitions, divestitures, restructurings and other unusual items, including Jarden’s ability to integrate and obtain the anticipated results and synergies from its acquisitions. These projections and statements are based on management’s estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those projected as a result of certain factors. A discussion of factors that could cause results to vary is included in the Company’s periodic and other reports filed with the Securities and Exchange Commission.

JARDEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except earnings per share)

	Three month period ended
	March 31, 2006			March 31, 2005
	As Reported (GAAP)	Adjustments (1)(3)	As Adjusted (Non-GAAP) (1)(3)	As Reported (GAAP) (2)	Adjustments (1)(3)	As Adjusted (Non-GAAP) (1)(3)
Net sales	$791,661	$—	$791,661	$521,347	$—	$521,347

Cost of sales	605,991	(295)	605,696	400,390	(16,390)	384,000
General and administrative expenses	141,794	(6,343)	135,451	96,962	—	96,962
Reorganization and acquisition-related integration costs	9,359	(9,359)	—	2,928	(2,928)	—

Operating earnings	34,517	15,997	50,514	21,067	19,318	40,385
Interest expense, net	25,577	—	25,577	14,975	—	14,975
Loss on early extinguishment of debt	—	—	—	6,046	(6,046)	—

Income before taxes	8,940	15,997	24,937	46	25,364	25,410

Income tax provision	3,266	5,836	9,102	17	9,638	9,655

Net income	$5,674	$10,161	$15,835	$29	$15,726	$15,755

Paid in-kind dividends on Series B and C preferred stock	—	—	—	(5,494)	5,494	—
Charges from beneficial conversions of Series B and C preferred stock	—	—	—	(16,541)	16,541	—

Income (loss) available to common stockholders	$5,674	$10,161	$15,835	$(22,006)	$37,761	$15,755

Earnings (loss) per share:
Basic	$0.09		$0.24	$(0.51)		$0.36
Diluted	$0.09		$0.24	$(0.51)		$0.25
Weighted average shares outstanding :
Basic	65,635		65,635	43,203		43,203
Diluted	66,496		66,496	43,203		62,891

See Notes to Earnings Release attached

JARDEN CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	Unaudited March 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$82,657	$237,093
Accounts receivable, net	508,841	523,223
Income taxes receivable	1,130	1,828
Inventories	656,463	566,349
Deferred taxes on income	86,517	84,677
Prepaid expenses and other current assets	48,132	51,277

Total current assets	1,383,740	1,464,447

Property, plant and equipment, net	315,960	320,553
Goodwill	1,274,179	1,263,179
Other intangible assets, net	430,986	431,213
Other assets	53,087	45,216

Total assets	$3,457,952	$3,524,608

Liabilities and stockholders’ equity
Current liabilities:
Short-term debt and current portion of long-term debt	$65,580	$86,277
Accounts payable	282,390	260,155
Accrued salaries, wages and employee benefits	66,134	107,885
Taxes on income	10,722	15,388
Deferred consideration for acquisitions	11,791	11,591
Other current liabilities	232,644	233,231

Total current liabilities	669,261	714,527

Non-current liabilities:
Long-term debt	1,448,310	1,455,050
Deferred taxes on income	134,501	123,902
Other non-current liabilities	225,819	227,283

Total non-current liabilities	1,808,630	1,806,235

Total liabilities	2,477,891	2,520,762

Stockholders’ equity:
Common stock	688	688
Additional paid-in capital	869,749	877,326
Retained earnings	160,993	155,321
Other comprehensive income (loss)	10,609	(4,031)
Treasury stock	(61,978)	(25,458)

Total stockholder’s equity	980,061	1,003,846

Total liabilities and stockholders’ equity	$3,457,952	$3,524,608

See Notes to Earnings Release attached

JARDEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(in thousands)

	March 31, 2006	March 31, 2005
Cash flows from operating activities:
Net income	$5,674	$29
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	15,819	12,119
Other non-cash items	7,305	5,888
Changes in assets and liabilities, net of effects from acquisitions:
Accounts receivable	26,721	(47,507)
Inventory	(89,997)	(27,041)
Accounts payable	21,960	28,599
Other assets and liabilities	(58,477)	(56,653)

Net cash used in operating activities	(70,995)	(84,566)

Cash flows from financing activities:
Proceeds from revolving credit borrowings	95,049	54,526
Payments on revolving credit borrowings	(95,049)	(10,613)
Proceeds from issuance of senior debt	—	850,000
Payments on senior debt	(29,359)	(305,693)
Borrowings (repayments) under foreign lines of credit, net	20,467	—
Proceeds from issuance of stock, net of transaction fees	2,388	350,379
Repurchase of common stock into treasury	(50,000)	—
Debt issuance costs	(1,995)	(17,455)
Other	(658)	1,012

Net cash (used in) provided by financing activities	(59,157)	922,156

Cash flows from investing activities:
Additions to property, plant and equipment	(12,212)	(10,944)
Acquisition of businesses, net of cash acquired	(12,254)	(805,604)
Other	122	49

Net cash used in investing activities	(24,344)	(816,499)
Effect of exchange rate changes on cash	60	—

Net (decrease) increase in cash and cash equivalents	(154,436)	21,091
Cash and cash equivalents at beginning of period	237,093	20,665

Cash and cash equivalents at end of period	$82,657	$41,756

See Notes to Earnings Release attached

JARDEN CORPORATION

NET SALES AND OPERATING INCOME BY SEGMENT (Unaudited)

(in millions)

	Three month period ended
	March 31, 2006	March 31, 2005
Net sales:
Branded consumables (a)	$154.8	$135.4
Consumer solutions (b)	351.5	167.1
Outdoor solutions	228.1	182.9
Process solutions (c)	75.1	51.7
Intercompany eliminations (d)	(17.8)	(15.8)

Total net sales	$791.7	$521.3

Operating earnings:
Branded consumables (e)	$9.2	$12.9
Consumer solutions (e)	11.6	—
Outdoor solutions (e)	12.8	6.9
Process solutions	6.6	3.2
Unallocated (f)	(5.7)	(1.9)

Total operating income	$34.5	$21.1

(a)	The First Alert business is included in the Branded consumables segment effective January 1, 2006. Prior periods have been restated.
(b)	The Jarden Consumer Solutions business acquired with the acquisition of American Household, Inc. (the “AHI Acquisition”) is included in the Consumer solutions segment effective January 24, 2005, and the Holmes business acquired with the acquisition of The Holmes Group (the “THG Acquisition”) is included in the Consumer solutions segment effective July 18, 2005.
(c)	Formerly referred to as the “Other” segment.
(d)	Intersegment sales are recorded at cost plus an agreed upon intercompany profit on intersegment sales.
(e)	For the three months ended March 31, 2006, the operating income of the Consumer solutions, Branded consumables and Outdoor solutions segments include charges for reorganization and acquisition-related initiatives of $5.1 million, $3.3 million and $0.7 million, respectively.

For the three months ended March 31, 2005, the operating earnings of the Branded consumables, Consumer solutions and Outdoor solutions segments include charges related to the fair value adjustment of purchased inventory attributable to the AHI acquisition of $0.2 million, $6.4 million and $9.8 million, respectively. Also, included in the operating income of the Consumer solutions and Outdoor solutions segments are charges for reorganization and acquisition-related costs of $0.7 million and $0.5 million, respectively.

(f)	For the three month period ended March 31, 2006, unallocated costs include $0.3 million of corporate reorganization and acquisition-related integration costs and $5.4 million of non-cash compensation cost related to the issuance of stock options and restricted shares of Company common stock. For the three months ended March 31, 2005, unallocated costs include $1.7 million of reorganization and acquisition-related integration costs and $0.2 million of non-cash compensation related to the issuance of restricted shares of Company common stock.

Jarden Corporation

Notes to Earnings Release

Note 1: Adjustments relate to items that are excluded from the “as reported” results to arrive at the “as adjusted” results for the three months ended March 31, 2006 and 2005. For the three months ended March 31, 2006, adjustments to net income consist of $9.4 million related to reorganization and acquisition-related integration costs and $5.4 million of non-cash compensation costs primarily related to issuance of restricted shares and stock options of Company common stock to employees, $0.9 million of certain duplicative administrative costs associated with the ongoing integration activities, and $0.3 million of inventory write-offs related to integration activities. For the three months ended March 31, 2005, adjustments to net income consist of purchase accounting adjustments for $16.4 million of manufacturer’s profit in inventory charged to cost of sales during the quarter, $2.9 million of reorganization and acquisition-related integration costs, $6.1 million of loss on early extinguishment of debt and $22.0 million related to the beneficial conversion of Series B and C preferred stock. Adjustments to the weighted average shares outstanding consist of Series B and Series C preferred stock common stock equivalents or an if-converted basis as well as restricted shares for executive officers to be issued upon shareholder approval of an amendment to the stock compensation plan.

Note 2: Certain reclassifications have been made in the Company’s financial statements of the prior year to conform to the current year presentation. These reclassifications have no impact on previously reported net income.

Note 3: This earnings release contains non-GAAP financial measures. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a Company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets, or statements of cash flows of the Company; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. These non-GAAP measures are provided because management of the Company uses these financial measures in maintaining and evaluating the Company’s ongoing financial results and trends. Management uses this non-GAAP information as an indicator of business performance, and evaluates overall management with respect to such indicators. These measures should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP. Additionally, the Company’s credit agreement has provided for manufacturer’s profit in inventory adjustments required for purchase accounting, reorganization and acquisition-related integration costs, non-cash compensation costs and loss on early extinguishment of debt to be excluded in calculations used for determining whether the Company is in compliance with certain credit agreement covenants.